UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 5, 2013 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 111-E, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-997-7775 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.

On January 11, 2013, the operating subsidiary of Banyan Rail Services Inc., The Wood Energy Group, Inc., a Missouri corporation (“Wood Energy”), filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court Southern District of Florida (Case 13-10688-PGH). On February 5, 2013, the bankruptcy court granted Wood Energy’s motion to convert the case to one under Chapter 7 of the Bankruptcy Code. Wood Energy moved for the conversion because it lacks the funds necessary to continue operations.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Wood Energy failed to make the January 2013 payment to Fifth Third Bank under a $3.0 million term note. In addition to the term loan, Wood Energy has a $1.0 million working capital line of credit and a $500,000 capital expenditure line of credit with Fifth Third. Banyan Rail has guaranteed all three loans. On February 7, 2013, Fifth Third filed an action against Banyan Rail in the Circuit Court of the Fifteenth Judicial Circuit in Palm Beach County, Florida (Case No. CA002288XXXXMB). In its complaint Fifth Third claims to accelerate the due date of all three loans and seeks payment pursuant to the guaranty in the principal amount of approximately $3.6 million with interest of approximately $23,000.

We are currently reviewing Fifth Third’s claim and will respond in a timely manner. In connection with the bankruptcy proceedings discussed above, we expect the assets of Wood Energy to be liquidated and to realize sale proceeds that would significantly reduce or eliminate the debt owed to Fifth Third. However, we cannot predict the outcome of the litigation or guarantee the results of the bankruptcy proceeding and potential sale of assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc. By: /s/ Christopher J. Hubbert Name: Christopher J. Hubbert Title: Secretary
Dated February 12, 2012